Exhibit 99.1

IMMEDIATE RELEASE
July 23, 2012

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended June 30, 2012 was $373,000, or $0.42 per basic and diluted share, compared to $117,000, or $0.13 per basic and diluted share for the same period in 2011. Net income for the six months ended June 30, 2012 was $549,000, or $0.62 per basic and diluted share compared to $274,000, or $0.31 per basic and diluted share for the same period in 2011.

Robert T. Strong, President and Chief Executive Officer stated, “We are genuinely pleased to report that our net income for the quarterly period ended June 30, 2012 increased by approximately $197,000 over the previous quarter ended March 31, 2012 and $256,000 over the same period in 2011.  The increase in income in large part reflects a one-time gain on sale of investment securities and to a lesser extent, notably, an increase in lending productivity.  The increased lending activity facilitated our strategy of reducing excess low yielding liquidity and repositioning it into higher yielding loans at Quaint Oak Bank along with boosting non-interest income from our subsidiary companies.  Our net outstanding loan balances have increased and our higher yield deposits have declined, the combination of which has provided for continued improvement in our net interest margin to 4.08% for the June 30, 2012 quarter.”

Mr. Strong continued, “Our financial position at this quarter end has shown improvement in our non-performing assets as a percent of total assets of 2.64% and non-performing loans as a percent of total loans receivable, net of 3.56% when compared to 3.22% and 4.42%, respectively, at December 31, 2011.  Collection activity as a result of the depressed economic climate has continued and we expect additional properties to be taken into real estate owned during the next six months of this calendar year.  We do, however, believe that we have adequately reserved for those properties based on our collateral positions.”

In closing, Mr. Strong commented, “One last item of note is that we have successfully closed on our first 7a and 504 transactions under the Small Business Administration loan program during the first half of this year.  As a newly approved lender under the SBA we intend that this will become an additional business line that Quaint Oak Bank offers going forward.  As always, in conjunction with having maintained an active repurchase plan in previous years, our current and continued business strategy includes long-term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

Net income amounted to $373,000 for the three months ended June 30, 2012, an increase of $256,000, or 218.8%, compared to net income of $117,000 for three months ended June 30, 2011.  The increase in net income on a comparative quarterly basis was primarily the result of the increases in net interest income of $148,000 and non-interest income of $420,000, which were offset by increases in the provision for loan losses of $50,000, non-interest expense of $107,000, and the provision for income taxes of $155,000.

The $148,000, or 16.5% increase in net interest income for the three months ended June 30, 2012 over the comparable period in 2011 was driven by a $90,000, or 6.5% increase in interest income and a $58,000, or 12.0% decrease in interest expense. The increase in interest income was primarily due to a $7.2 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $74.7 million for the three months ended June 30, 2011 to an average balance of $81.9 million for the three months ended June 30, 2012.  The decrease in interest expense was primarily attributable to a 25 basis point decrease in the overall cost of interest-bearing liabilities from 2.14% for the three months ended June 30, 2011 to 1.89% for the same period in 2012.  The average interest rate spread increased from 3.32% for the three months ended June 30, 2011, to 3.85% for the same period in 2012, while the net interest margin improved from 3.55% for the three months ended June 30, 2011 to 4.08% for the three months ended June 30, 2012.

The $50,000 increase in the provision for loan losses for the three months ended June 30, 2012 over the three months ended June 30, 2011 was primarily attributable to the $5.6 million increase in loans outstanding during the period, from $73.5 million at June 30, 2011 to $79.1 million at June 30, 2012.

The $420,000, or 411.8% increase in non-interest income for the three months ended June 30, 2012 over the comparable period in 2011 was primarily attributable to a $331,000 gain on sale of investment securities available for sale during the quarter ended June 30, 2012 compared to none in the prior year period, an $83,000 increase in fee income generated by Quaint Oak Bank’s mortgage banking and title abstract subsidiaries, and a $6,000 increase in other fees and service charges.

The $107,000, or 13.9% increase in non-interest expense for the three months ended June 30, 2012 compared to the same period in 2011 was primarily attributable to an $86,000 increase in salaries and employee benefits expense, a $28,000 increase in occupancy and equipment expense, a $17,000 increase in other expense, a $14,000 increase in professional fees, and a $3,000 increase in advertising expense.  Offsetting these increases was a $36,000 decrease in expenses related to other real estate owned and a $5,000 decrease in FDIC deposit insurance assessments.  The increase in salaries and employee benefits expense for the 2012 period compared to 2011 was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations.

The $155,000, or 191.4% increase in the provision for income taxes for the three months ended June 30, 2012 over the three month period ended June 30, 2011 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 38.8% for the 2012 period compared to 40.9% for the comparable period in 2011.

For the six months ended June 30, 2012, net income amounted to $549,000 compared to $274,000 for the six months ended June 30, 2011.  This increase in net income was primarily the result of the increases in net interest income of $241,000 and non-interest income of $540,000, which were offset by increases in the provision for loan losses of $94,000, non-interest expense of $251,000, and the provision for income taxes of $161,000.

The $241,000, or 13.5% increase in net interest income for the six months ended June 30, 2012 over the comparable period in 2011 was driven by a $168,000, or 6.1% increase in interest income and a $73,000, or 7.7% decrease in interest expense. The increase in interest income was primarily due to a $5.8 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $74.4 million for the six months ended June 30, 2011 to an average balance of $80.3 million for the six months ended June 30, 2012.  The decrease in interest expense was primarily attributable to a 20 basis point decrease in the overall cost of interest-bearing liabilities from 2.14% for the six months ended June 30, 2011 to 1.94% for the same period in 2012.  The average interest rate spread increased from 3.35% for the six months ended June 30, 2011, to 3.68% for the same period in 2012, while the net interest margin improved from 3.59% for the six months ended June 30, 2011 to 3.93% for the six months ended June 30, 2012.

As was the case for the quarter, the $94,000 increase in the provision for loan losses for the six months ended June 30, 2012 over the six months ended June 30, 2011 was primarily attributable to the increase in loans outstanding during the period.

The $540,000, or 298.3% increase in non-interest income for the six months ended June 30, 2012 over the comparable period in 2011 was primarily attributable to a $331,000 gain on sale of investment securities available for sale during the quarter ended June 30, 2012, a $175,000 increase in fee income generated primarily by Quaint Oak Bank’s mortgage banking and title abstract subsidiaries, a $32,000 gain on the sale of an SBA loan, and an $8,000 increase in other fees and service charges  These increases were offset by an aggregate loss of $6,000 realized on the sale of two other real estate owned properties.

The $251,000, or 17.3% increase in non-interest expense for the six months ended June 30, 2012 compared to the same period in 2011 was primarily attributable to a $194,000 increase in salaries and employee benefits expense, a $52,000 increase in occupancy and equipment expense, a $39,000 increase in other expense, a $16,000 increase in professional fees, and a $6,000 increase in advertising expense.  Offsetting these increases was a $41,000 decrease in expenses related to other real estate owned, a $12,000 decrease in FDIC deposit insurance assessments, and a $3,000 decrease in directors’ fees and expenses.  The increase in salaries and employee benefits expense for the 2012 period compared to 2011 was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations.  The increase in occupancy and equipment expense was primarily related to the move of our Delaware Valley office from 607 Lakeside Office Park, Southampton, PA to a larger facility at 501 Knowles Avenue, Southampton, PA and computer system upgrades.

The $161,000, or 85.6% increase in the provision for income taxes for the six months ended June 30, 2012 over the six month period ended June 30, 2011 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 38.9% for the 2012 period compared to 40.7% for the comparable period in 2011.

The Company’s total assets at June 30, 2012 were $107.7 million, a decrease of $1.5 million, or 1.4%, from $109.2 million at December 31, 2011.  The decrease was primarily due to a decrease in cash and cash equivalents of $2.4 million and a decrease in investment securities available for sale of $4.8 million as a result of calls and sales during the second quarter of 2012.  During the six months ended June 30, 2012, $3.9 million of mortgage-backed securities designated as held to maturity were transferred into the investment securities available for sale category and sold. This liquidity was used to fund an increase in loans held for sale of $1.7 million, loans receivable, net of $3.7 million, net deposit outflows of $921,000, and the payoff of Federal Home Loan Bank term borrowings in the amount of $1.0 million.

Total interest-bearing deposits decreased $921,000, or 1.0%, to $87.6 million at June 30, 2012 from $88.5 million at December 31, 2011. This decrease in deposits was attributable to decreases of $2.5 million in certificates of deposit, $928,000 in statement savings accounts, and $46,000 in passbook savings accounts, offset by an increase of $2.6 million in eSavings accounts.  Management allowed certificates of deposit to decline during the quarter as part of its strategy to use built-up excess liquidity to fund loan growth rather than grow high-cost deposits.

Total stockholders’ equity increased $587,000 to $16.3 million at June 30, 2012 from $15.7 million at December 31, 2011. Contributing to the increase was net income for the six months ended June 30, 2012 of $549,000, amortization of stock awards and options under our stock compensation plans of $59,000, common stock earned by participants in the employee stock ownership plan of $53,000, and accumulated other comprehensive income of $33,000.  These increases were offset by dividends paid of $74,000 and the purchase of 3,305 shares of the Company’s stock as part of the Company’s stock repurchase programs, for an aggregate purchase price of $33,000.

Non-performing loans amounted to $2.8 million, or 3.56% of net loans receivable at June 30, 2012, consisting of twenty-eight loans, eighteen of which are on non-accrual status and ten of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $3.3 million, or 4.42% of net loans receivable at December 31, 2011, consisting of thirty-six loans, twenty of which were on non-accrual status and sixteen of which were 90 days or more past due and accruing interest.  The non-performing loans at June 30, 2012 include thirteen one-to-four family non-owner occupied residential loans, four home equity loans, four commercial real estate loans, four one-to-four family owner-occupied residential loans, one multi-family residential loan, one construction loan, and one consumer non-real estate loan, and all are generally well-collateralized or adequately reserved for. During the quarter ended June 30, 2012, one loan was placed on non-accrual status resulting in the reversal of approximately $1,000 of previously accrued interest income and five loans that were on non-accrual were returned to accrual status.  Included in non-performing loans are six loans identified as troubled debt restructurings which totaled $370,000 at June 30, 2012.  The Company had one additional troubled debt restructuring not included in non-performing loans at June 30, 2012 in the amount of $182,000 that was 60-89 days past due. The allowance for loan losses as a percent of total loans receivable was 1.19% at June 30, 2012 and 1.06% at December 31, 2011.

Other real estate owned (OREO) amounted to $25,000 at June 30, 2012, consisting of one property, a residential building lot.  This compares to three properties totaling $185,000 at December 31, 2011.  Non-performing assets amounted to $2.8 million, or 2.64% of total assets at June 30, 2012 compared to $3.5 million, or 3.22% of total assets at December 31, 2011.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)
	At June 30, 2012	At December 31, 2011
Assets	(Unaudited)	(Unaudited)

Cash and cash equivalents	$9,276	$11,687
Investment in interest-earning time deposits	8,089	8,082
Investment securities available for sale at fair value	5,788	6,707
Mortgage-backed securities held to maturity (fair value-2011 $4,248)	-	3,888
Loans held for sale	2,088	413
Loans receivable, net of allowance for loan losses (2012: $951; 2011: $805)	79,070	75,339
Accrued interest receivable	639	543
Investment in Federal Home Loan Bank stock, at cost	556	616
Premises and equipment, net	1,528	1,124
Other real estate owned, net	25	185
Prepaid expenses and other assets	643	605
Total Assets	$107,702	$109,189

Liabilities and Stockholders’ Equity

Liabilities
Deposits, interest-bearing	$87,604	$88,525
Federal Home Loan Bank advances	2,800	3,800
Accrued interest payable	85	98
Advances from borrowers for taxes and insurance	693	822
Accrued expenses and other liabilities	237	248
Total Liabilities	91,419	93,493

Stockholders’ Equity	16,283	15,696
Total Liabilities and Stockholders’ Equity	$107,702	$109,189

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Interest Income	$1,468	$1,378	$2,903	$2,735
Interest Expense	424	482	875	948
Net Interest Income	1,044	896	2,028	1,787
Provision for Loan Losses	79	29	150	56
Net Interest Income after Provision for Loan Losses	965	867	1,878	1,731
Non-Interest Income	522	102	721	181
Non-Interest Expense	878	771	1,701	1,450
Income before Income Taxes	609	198	898	462
Income Taxes	236	81	349	188
Net Income	$373	$117	$549	$274

Per Common Share Data:	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Earnings per share - basic	$0.42	$0.13	$0.62	$0.31
Average shares outstanding - basic	886,437	874,110	883,408	871,029
Earnings per share - diluted	$0.42	$0.13	$0.62	$0.31
Average shares outstanding - diluted	891,213	879,067	888,839	877,375

Tangible book value per share, end of period	$16.55	$15.63	$16.55	$15.63
Shares outstanding, end of period	983,821	992,126	983,821	992,126

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	5.74%	5.46%	5.62%	5.49%
Average rate on interest-bearing liabilities	1.89%	2.14%	1.94%	2.14%
Average interest rate spread	3.85%	3.32%	3.68%	3.35%
Net interest margin	4.08%	3.55%	3.93%	3.59%
Average interest-earning assets to average interest-bearing liabilities	113.93%	112.28%	114.11%	112.63%
Efficiency ratio	56.07%	77.25%	61.88%	73.68%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	3.56%	2.85%	3.56%	2.85%
Non-performing assets as a percent of total assets	2.64%	3.10%	2.64%	3.10%
Allowance for loan losses as a percent of non-performing loans	33.78%	36.20%	33.78%	36.20%
Allowance for loan losses as a percent of total loans receivable	1.19%	1.02%	1.19%	1.02%

(1) Asset quality ratios are end of period ratios.